EXHIBIT 99.1
BRAEMAR HOTELS & RESORTS
Second Quarter 2024 Conference Call
August 1, 2024
10 a.m. CT

Introductory Comments – Deric Eubanks
Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the second quarter of 2024 and to update you on recent developments. On the call today will also be: Richard Stockton, President and Chief Executive Officer and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on July 31, 2024 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the second quarter ended June 30, 2024 with the second quarter ended June 30, 2023.
I will now turn the call over to Richard Stockton. Please go ahead Richard.
Introduction – Richard Stockton
Good morning, and welcome to our 2024 second quarter earnings conference call. I will begin today’s call by providing an overview of our business, an update on our portfolio, and our recently announced plans to create additional shareholder value. Then, Deric will provide a review of our financial results, and Chris will provide an update on our asset management activity. Afterwards, we will open the call for Q&A.
We have several key themes for today’s call:
1.First, our urban hotels delivered strong performance in the quarter with Comparable RevPAR growth of 6% over the prior year quarter;

2.Second, our most recent acquisition – The Four Seasons Resort Scottsdale at Troon North – continues to perform well and achieved RevPAR growth of 10% in the quarter;
3.Third, as we continue to diligently work through our refinancing program, we have refinanced, extended or paid down all of our 2024 debt maturities; and
4.Fourth, we’re pleased with the progress we have made on our recently announced Shareholder Value Creation Plan with the closing of the sale of the Hilton La Jolla Torrey Pines at an attractive value.
Let me first turn to our results. We reported Comparable RevPAR of $305 which reflected a 1.5% decrease over the prior year quarter and Comparable Hotel EBITDA of $51.1 million. We continue to be very encouraged by the strong performance of our urban hotels which achieved RevPAR growth of 6% in the quarter.
Regarding our urban assets, RevPAR for the quarter was $228 and Comparable Hotel EBITDA was $22.1 million. Looking ahead, we remain very encouraged by the continued momentum for this segment of our portfolio.
However, this impressive performance was offset by softness in our Resort average daily rates, which are still coming off historic highs that followed the pandemic. Nevertheless, our luxury resort portfolio delivered admirable performance with Hotel EBITDA of $29 million during the second quarter.
The brightest spot within our Resort porfolio was our most recent acquisition, the Four Seasons Resort Scottsdale at Troon North, which continues to exceed our expectations. The property was acquired in December 2022, and fits perfectly with our strategy of owning high RevPAR luxury hotels and resorts. It delivered a strong second quarter performance with Hotel EBITDA up 21.6%. We continue to be very excited about the prospects for this hotel.
While The Ritz-Carlton Reserve Dorado Beach had a challenging quarter, both of our recent acquisitions continue to perform well compared to our acquisition cost and our initial underwriting. Over the trailing 12 months, The Ritz-Carlton Reserve Dorado Beach achieved a 9.2% yield on cost, while the Four Seasons Scottsdale achieved an 8.0% yield on cost. These luxury assets have both outpaced our underwriting and, looking ahead to the next several quarters, we remain very encouraged about the prospects for these well-positioned properties.
Looking at Braemar’s capital position, we continue to emphasize balance sheet flexibility. With the recent closing of the sale of the Hilton La Jolla Torrey Pines, we have now addressed all of our 2024 debt maturities.
During the quarter, we announced a Shareholder Value Creation Plan, which has four components. They are: i) execute select non-core asset sales, including the recent sale the Hilton La Jolla Torrey Pines, ii) the repayment of our remaining 2024 debt maturities, iii) a $50 million preferred share redemption program, and iv) a $50 million common share buyback authorization.
Subsequent to quarter end, we sold the Hilton La Jolla Torrey Pines for $165 million or $419,000 per key. Including anticipated capital expenditures of $40 million, the sale price represents a 7.2% capitalization rate on net operating income for the trailing twelve months ended March 31, 2024. Looking ahead, we are also evaluating the sale of two more hotels.

To date, we have redeemed approximately $40.1 million of our non-traded preferred stock.
We believe these announcements reflect our commitment to maximize value for our shareholders and look forward to providing more updates in the coming weeks and months as we work through our plan.
In summary, Braemar has a unique, well-positioned portfolio and a solid liquidity position. As we look ahead to the remainder of 2024, we believe Braemar is on firm footing to perform well in both the near and long term.
I will now turn the call over to Deric to take you through our financials in more detail.
Financial Review – Deric Eubanks
Thanks, Richard.
For the quarter, we reported a net loss attributable to common stockholders of $(21.9) million or $(0.33) per diluted share and AFFO per diluted share of $0.10.
Adjusted EBITDAre for the quarter was $42.7 million.
At quarter end, we had total assets of $2.2 billion. We had $1.2 billion of loans, of which $44.3 million related to our joint venture partner’s share of the loans on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined loans had a blended average interest rate of 8.1% taking into account in-the-money interest rate caps. Based on the current level of SOFR and our corresponding interest rate caps, approximately 77% of our debt is effectively fixed and approximately 23% is effectively floating. As of the end of the second quarter, we had approximately 40.4% net debt to gross assets.
We ended the quarter with cash and cash equivalents of $120.3 million and restricted cash of $60.7 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $17.1 million in due from third-party hotel managers. This primarily represents cash held by one of our brand managers, which is also available to fund hotel operating costs.
With regard to dividends, we again announced a quarterly common stock dividend of $0.05 per share or $0.20 per diluted share on an annualized basis. This equates to an annual yield of approximately 5.6% based on yesterday’s stock price. Our Board of Directors will review the Company’s dividend policy on a quarter-to-quarter basis, with a view to increasing it as financial performance improves.
During the quarter, we paid off the $30 million loan secured by the Cameo Beverly Hills in Beverly Hills, California. That property is now unencumbered.
As of June 30, 2024, our portfolio consisted of 16 hotels with 3,963 net rooms, but with the recent sale of the Hilton La Jolla Torrey Pines the portfolio currently consists of 15 hotels with 3,667 net rooms.
Our share count currently stands at 73.9 million fully diluted shares outstanding, which is comprised of 66.5 million shares of common stock and 7.4 million OP units.

This concludes our financial review. I’d now like to turn it over to Chris to discuss our asset management activities for the quarter.
Asset Management – Chris Nixon
Thank you, Deric.
For the quarter, Comparable Hotel RevPAR for our portfolio was down 1% compared with the prior year quarter at $305. This represents a 22% increase compared to the second quarter in 2019. Group revenue pace for the portfolio continues to drive results with the second half of the year showing strength. Our urban assets have benefitted from strong citywide calendars, resulting in 7% growth in total revenue over the prior year quarter. Lastly, our team’s involvement at the Four Seasons Scottsdale helped drive 22% growth in Hotel EBITDA over the prior year quarter. I will now go into more detail on some of the achievements completed throughout the quarter.
Group pace continues to accelerate across the portfolio. Group rooms revenue for the full year is pacing ahead of last year by 3% with the third quarter through the balance of year pacing ahead by 5%. This represents a 71% increase in Group rooms revenue compared to full year 2019. Group rate alone has increased by 26% compared to full year 2019. Our 2025 Group rooms revenue pace is currently ahead by 20% compared to the prior year. While year-over-year group lead volume has started to normalize, conversion rates remain strong and the average group booking size continues to increase. This has resulted in increased sales efficiencies across many of our hotels. We are seeing continued growth from the incentive market, which represents corporations rewarding their highest performing employees and partners. The Ritz-Carlton St. Thomas, has performed particularly well in the incentive market during the second quarter with group revenue exceeding the prior year quarter by 31%. In addition, the hotel has partnered with INSPIRE Event Solutions, which provides audiovisual services to in-house groups. During the second quarter, audiovisual revenue increased approximately 200% per occupied group room compared to the prior year. INSPIRE Event Solutions understands client needs to deliver unique experiences and exceptional services, providing a win-win for the client and our hotel.
We are seeing continued success across our urban hotels during the second quarter, with Hotel EBITDA increasing 8% over the prior year quarter. Additionally, Hotel EBITDA margin increased by 40 basis points. Our largest hotel, Capital Hilton, just finished a transformative guestroom renovation which lasted from the first quarter of 2023 through the first quarter of 2024. While under renovation, the hotel grew full-year 2023 Total Revenue by 28% compared to the prior year. Now that the renovation is fully complete, the hotel is positioned for even further growth as evidenced by the second quarter performance. During the second quarter, the hotel increased Total Revenue by 14% over the prior year quarter. Additionally, Hotel EBITDA increased by 24% and expanded Hotel EBITDA margin by approximately 330 basis points over the prior year quarter.
We have also been particularly pleased with the performance of our most recent acquisition: the Four Seasons Scottsdale. We created and executed a detailed takeover plan, in which our team identified value add opportunities for creating and optimizing the asset’s value. During the second quarter, Total Revenue increased 13% over the prior year quarter. More impressively, Hotel EBITDA increased 22% over the prior year quarter. We expanded our sales solicitation efforts targeting markets and segments that had underperformed. The team secured a large buyout program, as well as other entertainment groups by expanding solicitations efforts to target under deployed markets and segments. Group revenue for the quarter was up 74% over the prior year quarter. In addition, our team implemented several initiatives focused on driving margin, including: a deep dive into Food and Beverage, implementing dynamic pricing on spa treatments, minimizing the cost per spa treatment, and only backfilling critical positions. These efforts and more, led to the hotel improving Hotel EBITDA margin by approximately 210 basis points compared to the prior year quarter.
Moving on to capital expenditures, in the second quarter of 2024, we made significant progress on multiple major renovations. At The Ritz-Carlton Sarasota, we started the transformation of an unused outdoor bar into a new courtyard bar. We also started construction on an Epicurean retail market at the Four Seasons Scottsdale by converting underutilized back-of-house space into a retail outlet. Lastly, we initiated several transformational renovations at The Ritz-Carlton Lake Tahoe, including the relocation and expansion of the living room bar, the fitness center, meeting space, and outdoor pool area. In the third quarter of 2024, we will embark on several major renovations across our portfolio. These include comprehensive updates to the restaurants at The Ritz-Carlton Sarasota, The Ritz-Carlton St. Thomas, The Ritz-Carlton Lake Tahoe, and The Ritz-Carlton Reserve Dorado Beach. Additionally, we will begin renovating underutilized beach space at The Ritz-Carlton St. Thomas by adding five luxury beachside cabanas. In the fourth quarter, we plan to begin a guestroom renovation at Hotel Yountville. For 2024, we anticipate spending between $80 million and $100 million on capital expenditures.
We are already executing new initiatives to further enhance our portfolio, which includes a transformative full-property brand conversion and the potential development of underutilized land. With these new initiatives underway, we are optimistic about the future for this portfolio. I will now turn the call back to Richard.
Richard Stockton
Thank you, Chris.
In summary, I’d like to reiterate that we continue to be pleased with the performance of our hotels. We also remain very well positioned with a solid balance sheet and promising outlook. We look forward to updating you on our progress in the quarters ahead.
This concludes our prepared remarks, and we will now open the call for Q&A. Please note that our comments regarding the recent settlement with Blackwells will be limited to what has already been publicly filed, so we will not be able to respond to questions on that specific matter. Please limit your questions to those concerning the Company’s assets, operations, management’s industry outlook and capital allocation priorities, as well as our recently announced Shareholder Value Creation Plan. Thank you.
<Q&A>
Richard Stockton
Thank you for joining us on our second quarter earnings call and we look forward to speaking with you again next quarter.
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